UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report:  August 15, 2012

INDEPENDENT BANK CORPORATION
(Exact name of registrant as specified in its charter)

Michigan	0-7818	38-2032782
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

230 West Main Street	48846
Ionia, Michigan	(Zip Code)
(Address of principal executive office)

Registrant's telephone number,
including area code:
(616) 527-5820

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.05	Costs Associated with Exit or Disposal Activities.

(a)
On August 15, 2012, the Board of Directors of Independent Bank Corporation authorized its wholly owned subsidiary, Independent Bank (the "Bank") to effect the consolidation of certain of the branch offices of the Bank (the "Branch Consolidation").  The Branch Consolidation reflects the Bank's ongoing cost reduction initiatives and undertakings to improve the overall efficiency of the operations of the Bank.  The Branch Consolidation will result in the closing of ten of the Bank's branch offices.  It is expected that the aggregate, annual savings resulting from the Branch Consolidation will amount to approximately $1.2 million (net of lost revenue due to estimated customer attrition).  The Company expects that the Branch Consolidation will be completed not later than December 31, 2012.   The branches being consolidated are as follows:

Consolidating	Into
Bad Axe East Huron	Bad Axe Northgate
Bay City Broadway	Bay City Main
Elkton	Pigeon
Gagetown	Cass City
Kinde	Caseville
Lyons	Ionia Point
Rives Junction	Pleasant Lake
Saginaw Cardinal Square	Saginaw Fashion Square
Saginaw Gratiot Road	Saginaw Center Avenue
Sebewaing Downtown	Sebewaing M-25

(b/c)
In connection with the Branch Consolidation, the Company expects to incur one-time expenses and charges of approximately $1.5 million to $2.0 million in the third quarter of 2012, which consist primarily of write-downs of fixed assets (estimated to range from $1.4 million to $1.8 million) as well as severance and certain other costs (estimated to range from $0.1 million to $0.2 million).

(d)
The Company expects that the aggregate, future cash expenditures associated with the Branch Consolidation will range between $0.1 million and $0.2 million, and all such amounts are expected to be paid not later than December 31, 2012.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

INDEPENDENT BANK CORPORATION
(Registrant)

Date: August 15, 2012	/s/ Robert N. Shuster
By: Robert N. Shuster
Its: Executive Vice President and
Chief Financial Officer